UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under ss. 240.14a-12

                         NATIONAL PENN BANCSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                         NATIONAL PENN BANCSHARES, INC.

                          -----------------------------


                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 25, 2000

                          -----------------------------



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of National Penn Bancshares, Inc. (the "Company") will be held on April 25, 2000, at 4:00 P.M. (Local Time) at the Sunnybrook Ballroom, East High Street, Pottstown, Pennsylvania, for the following purposes:

     (1) to elect four Class I directors to hold office for three years from the date of election and until their successors shall have been elected and qualified; and

     (2) to transact such other business as may properly be presented at the Meeting.

     Shareholders of record at the close of business on March 10, 2000, will be entitled to notice of, and to vote at, the Meeting.

     SHAREHOLDERS ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Sandra L. Spayd
                                              SANDRA L. SPAYD
                                              Secretary

March 27, 2000

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National Penn Bancshares, Inc. (the "Company"), parent company of National Penn Bank ("NPB"), for use at the Company's Annual Meeting of Shareholders to be held April 25, 2000 (the "Meeting"). The Proxy Statement and the accompanying proxy are first being mailed to shareholders of the Company on or about March 27, 2000. The expense of soliciting proxies will be borne by the Company. The Company expects that the solicitation of proxies primarily will be by mail. The Company's directors, officers, and employees may also solicit proxies personally, by telephone, and by telegraph.

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy to the Secretary of the Company, or by attending the Meeting and electing to vote in person. Only shareholders of record at the close of business on March 10, 2000, are entitled to notice of, and to vote at, the Meeting. On that date, there were 17,701,942 of the Company's common shares outstanding, each of which will be entitled to one vote at the Meeting.

     The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. Abstentions, broker non-votes and withhold authority votes all count for the purpose of determining a quorum.

     If a shareholder is a participant in the Company's Dividend Reinvestment Plan and/or Employee Stock Purchase Plan, the proxy card sent to such shareholder will represent the number of shares registered in such shareholder's name and the number of shares credited to such shareholder's Dividend Reinvestment Plan account and/or Employee Stock Purchase Plan account.

     If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees. Signed proxies will be voted "FOR" or "AGAINST" any other matter which properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders.

     The Company's Annual Report for the year ended December 31, 1999, is enclosed herewith. The Annual Report of the Company has been furnished to shareholders for their information. No part of the Annual Report is incorporated by reference into this Proxy Statement.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

General

     The Articles of Incorporation of the Company provide that the Company's business shall be managed by a Board of Directors of not less than eight and not more than fifteen persons. The Board of Directors of the Company, as provided in the Company's Articles of Incorporation, as amended, is divided into three classes: Class I, Class II, and Class III, with each class being as nearly equal in number as possible. The Board of Directors of the Company presently consists of eleven members, with four directors in Class I, four directors in Class II and three directors in Class III. John W. Jacobs and Robert E. Rigg, two of the eleven directors, were elected to the Board of Directors on January 4, 1999 when the Company acquired Elverson National Bank, pursuant to the terms of the acquisition agreement.

     Four Class I directors will be elected at the Meeting. The term of office of the Class I directors elected at the Meeting will expire on the date of the annual meeting of the Company's shareholders in 2003. The term of office of the continuing directors in Class II and Class III will expire on the date of the annual meeting of the Company's shareholders in 2001 and 2002, respectively.

     The Board of Directors has nominated John H. Body, J. Ralph Borneman, Jr., Kenneth A. Longacre, and Robert E. Rigg for election as Class I directors. Each of these persons is presently a Class I director of the Company.

     The Company's Bylaws provide that a director must retire from the Board of Directors on the date of the first annual meeting of shareholders following the director's reaching age 70, except that a person who served as a director on April 27, 1983 is not required to retire until the first annual meeting of shareholders following that person's reaching age 72. In accordance with this Bylaw provision, Dr. Harold C. Wegman, a Class III director who has served as a director since 1980, will serve only until the Meeting, whereupon he will retire and his Board seat will become vacant. The Board of Directors has the power, under the Company's Articles of Incorporation, to fill Board vacancies. Any person designated to fill this vacancy will serve the remainder of the Class III term until 2002.

     The Bylaws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for director made by shareholders (other than the Board of Directors) must be made, in writing, delivered or mailed to the Company not less than fourteen days prior to the date of a shareholders' meeting. Such notice must contain the same information to the extent known to the notifying shareholder as that required to be stated by the Company in its Proxy Statement with respect to nominees of the Board of Directors. Any nominations that are not made in this manner or any votes cast at the Meeting for any candidate not duly nominated may be disregarded by the chairman of the Meeting. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement.

     The four nominees who receive the highest number of votes cast at the Meeting will be elected as Class I directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for the purpose of the election of directors. Shares represented by properly executed proxies in the accompanying form will be voted for the nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. The Company's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

The Nominees and Continuing Directors

     The following table sets forth the principal occupation, age, and certain other information as to the nominees for election as Class I directors, and the continuing Class II and Class III directors, as of March 1, 2000:

                                                                                                            Director of
                                                   Principal Occupation(s)                                 the Company
                Name                               During Last Five Years                        Age        Since (1)
                ----                               ----------------------                        ---        ---------

NOMINEES AS CLASS I DIRECTORS TO SERVE UNTIL 2003

JOHN H. BODY(2)(3)(4)                            Retired; 1988-May 1998, Manager,
                                                 General Services, Air Products                  66           1981
                                                 and Chemicals, Inc.


J. RALPH BORNEMAN, JR.(2)(3)                     President, Body-Borneman Asso-                  61           1988
                                                 ciates, Inc. (insurance).


KENNETH A. LONGACRE(2)(4)                        Chairman, Farm & Home Oil
                                                 Company; April 1990-July 1998,
                                                 Chief Executive Officer, Farm &                 66           1990
                                                 Home Oil Company.

ROBERT E. RIGG(3)(5)                             President, Joseph A. Rigg                       47           1999
                                                 Insurance Agency, Inc.


CONTINUING CLASS II DIRECTORS TO SERVE UNTIL 2001

FREDERICK H. GAIGE(2)(3)                         Dean & Campus Executive Officer,                62           1997
                                                 Penn State, Berks - Lehigh Valley College.


JOHN W. JACOBS(5)                                Private Investor.                               50           1999

LAWRENCE T. JILK, JR.(4)                         Chairman and Chief Executive                    61           1978
                                                 Officer of the Company;
                                                 Chairman of NPB.


C. ROBERT ROTH(3)                                District Justice.                               52           1990

                                        3

                                                                                                            Director of
                                                   Principal Occupation(s)                                 the Company
                Name                               During Last Five Years                        Age        Since (1)
                ----                               ----------------------                        ---        ---------


CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 2002

PATRICIA L. LANGIOTTI(3)(4)                      President, Creative Management                  53           1986
                                                 Concepts (management consulting);
                                                 1989-April 1998, Chief Executive
                                                 Officer, Brubacher Excavating, Inc.


HAROLD C. WEGMAN, D.D.S.(2)                      Dentist practicing in the Reading               72           1980
                                                 area.


WAYNE R. WEIDNER(4)                              President of the Company;                       57           1985
                                                 Chief Executive Officer
                                                 and President of NPB.

------------------------

(1) Includes period served as director of NPB prior to formation of the Company.
(2)  Member of Compensation Committee of the Company.
(3)  Member of Audit Committee of the Company.
(4)  Member of Executive Committee of the Company.
(5)  Messrs. Rigg and Jacobs are cousins.

Security Ownership of Management

     The following table sets forth information concerning the number of common shares of the Company held as of March 1, 2000, by each nominee for director, each present director, each named executive officer set forth in the compensation tables beginning on page 9, and all directors and executive officers as a group.

                                                         Amount and Nature of Beneficial Ownership
                                                ---------------------------------------------------------------
                                                                     Sole            Shared
                                                   Total          Voting and       Voting and          Percent
           Name of                              Beneficial        Investment       Investment            of
      Beneficial Owner                           Ownership           Power            Power           Class(1)
      ----------------                           ---------           -----            -----           --------
Directors and Nominees
John H. Body(2)(4)                                 125,354          121,482             3,872             -
J. Ralph Borneman, Jr.(2)(4)                        19,481            7,503            11,978             -
Frederick H. Gaige(4)                                1,669            1,669                 0             -
John W. Jacobs                                     376,259          104,024           272,235           2.1%
Lawrence T. Jilk, Jr.(3)                           218,574          204,201            14,373           1.2%
Patricia L. Langiotti(4)                            10,241            9,346               895             -
Kenneth A. Longacre(2)(4)                          145,694          145,694                 0             -
Robert E. Rigg(2)                                  289,768          275,275            14,493           1.6%
C. Robert Roth(4)                                   19,887           10,568             9,319             -
Harold C. Wegman, D.D.S.(4)                        170,912           90,608            80,304           1.0%
Wayne R. Weidner(3)                                189,190          180,612             8,578           1.1%

Other Named Executive Officers
Garry D. Koch(3)                                    25,696           25,654                42             -
Glenn E. Moyer(3)(5)                                30,870           29,104             1,766             -
Sharon L. Weaver(3)                                 13,117           13,117                 0             -
All Directors and Executive Officers
as a Group (16 Persons)(3)(4)                    1,687,553        1,263,705           423,848           9.5%

------------------------
(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of March 1, 2000.
(2) Indicates a nominee for election as a Class I director at the Annual Meeting of Shareholders.
(3) Includes shares allocated under the Company's Capital Accumulation Plan. Includes the following shares which may be acquired by exercise of vested options granted to named officers under the Company's stock compensation plans: Mr. Jilk - 196,133 shares, Mr. Weidner -168,304 shares, Mr. Koch - 24,472 shares, Mr. Moyer - 26,233 shares, and Ms. Weaver - 9,667. Does not include shares which may be acquired in the future by exercise of options granted under the Company's stock compensation plans, which options are not presently exercisable.
(4) Includes the following shares which may be acquired by exercise of vested options granted to non-employee directors under the Company's stock option plan for non-employee directors: Mr. Body - 15,433 shares, Mr. Borneman - 1,928 shares, Mr. Gaige - 964, Ms. Langiotti -2,892 shares, Mr. Longacre - 6,751 shares, Mr. Roth - 6,751 shares, and Dr. Wegman - 16,399 shares. Does not include shares which may be acquired in the future by exercise of options granted under the Company's stock option plan for non-employee directors which options are not presently exercisable.
(5) Includes 1,766 shares held by Mr. Moyer's spouse as to which Mr. Moyer disclaims beneficial ownership.

                             ADDITIONAL INFORMATION

Board and Committee Meetings

     The Company's Board of Directors met 15 times during 1999. The Company's Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee and is authorized, under the Company's Bylaws, to create other committees. At present, no other committee has been established. The Company's Executive Committee, which met one time during 1999, may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board. The Company's Compensation Committee, which met twice during 1999, is responsible for the approval and administration of the base salary level and annual incentive compensation programs, as well as the long-term incentive compensation program, for executive officers and other officers of the Company. The Compensation Committee is comprised solely of directors who are not employees of the Company. The Company's Audit Committee, which met four times during 1999, is responsible for reporting to the Board on the general financial condition of the Company and the results of the annual audit. During 1999, each director of the Company attended at least 75% of the total of all meetings of the Company's Board of Directors and Board committees on which they served.

Directors' Compensation

     Each director of the Company who is not an employee of the Company or NPB (each of whom also presently serves as a director of NPB) annually receives a $5,000 retainer for serving as a director if the director attends at least 75% of total Board meetings and meetings of Board committees on which the director serves, plus $250 for each Board committee meeting attended (or $125 if the meeting is held on the same day as a Board or another Board committee meeting). Each non-employee director of NPB currently receives $500 for each NPB Board meeting attended, and $250 for each Board committee attended (or $125 if the meeting is held on the same day as a Board or another Board committee meeting). Non-employee directors of the Company or NPB also receive $125 per Board or Board committee meeting if such meeting is held by telephone conference call. Mr. Longacre, as a non-employee director of Investors Trust Company ("ITC"), a Company subsidiary, receives $250 for each ITC Board meeting attended. Messrs. Longacre and Jacobs, as non-employee directors of Penn Securities, Inc. ("PSI"), an NPB Bank subsidiary, receive $250 for each PSI Board meeting attended. Messrs. Jacobs and Rigg, as non-employee members of NPB's Elverson National Bank divisional board, receive $650 for each divisional board meeting attended.

     Under a directors' fee plan, non-employee directors of the Company or of its subsidiaries may elect to receive payment of their compensation as directors either in cash or in the Company's common shares or to defer such compensation for subsequent payment in cash or the Company's common shares. During 1999, the Company accrued a total of $124,000 in director compensation. Of this amount, $65,750 was paid currently in cash or stock. The balance of $58,250 was deferred compensation, all of which will be paid in stock.

     Under a stock option plan for non-employee directors of the Company, each non-employee director receives annually on the first business day of the year a non-qualified stock option for 964 common shares (subject to adjustment on account of stock dividends or splits) at an exercise price equal to the stock's fair market value on the date of grant. The options become exercisable two years from the date of grant, subject to acceleration if an actual or potential change of control of the Company occurs, and expire ten years from the date of grant.

Report of the Compensation Committee

     Compensation  Philosophy.  The  Compensation  Committee  of  the  Board  of
Directors (the "Committee") believes that the maximization of corporate performance and, in turn, shareholder value, depends largely on establishing a close alignment between the financial interests of shareholders and those of the Company's employees, especially its senior management, and retaining experienced, qualified management. Accordingly, the Committee follows a pay-for-performance philosophy.

     In addition to base salary and benefits, the Company maintains an incentive compensation program closely tied to corporate results and a stock compensation plan for managerial employees.

     The Committee intends to place at risk a major portion of senior managers' compensation by emphasizing compensation earned through achievement of the Company's financial goals and through appreciation in the market value of the Company's stock. The Committee seeks to provide a high level of overall compensation to senior managers if a high level of profitability is achieved.

     Base Salary. The Committee determines base salaries of executive officers by evaluating the responsibilities of their positions and by comparing salaries paid to those of executives with similar experience and responsibilities at other bank holding companies. In making this comparison, the Committee utilizes management compensation data available from commercial sources. In keeping with the pay-for-performance concept, the Committee generally targets base salaries somewhat below the average salary levels of the compared bank holding company executives. Although the Committee considers the Company's financial performance, its salary decisions are generally not tied to any financial performance factor or other criteria and are made independently of its decisions on other components of the Company's compensation package.

     For 1999, the Committee reviewed an independent salary study of Pennsylvania bank holding companies, broken down by asset size, including data on chief executive officer compensation. This group is less diverse than the financial institutions in the Nasdaq Bank Stock Index included in the graph on page 13, which Index includes many larger banking companies throughout the United States. The Committee believes salary comparisons should be made primarily with Pennsylvania companies of roughly comparable size.

     The Committee established Mr. Jilk's base salary, effective April 1, 1999, at $317,086, a 5% increase over his 1998 salary level. This placed Mr. Jilk's base compensation somewhat below the average base compensation of the chief executive officers of the bank holding companies covered by the compensation data reviewed by the Committee. The Committee credited Mr. Jilk with success in managing the growth of the Company's assets, new product development and technological change, at the same time leading the Company to another record financial performance.

     Benefits. The Company provides various benefits to its employees, including its executive officers, such as life and disability insurance and the Company's qualified pension plan.

     Short-Term Incentive Compensation. Executive officers and other participants approved by the Committee are eligible to earn bonuses under the Executive Incentive Plan (the "Plan"). Such bonuses are a function of (1) the size of the bonus fund, which the Committee determines each year, without discretion, pursuant to the Plan; (2) the number of participants in the Plan, which the Committee determines each year; and (3) the Committee's subjective evaluation of each participant's contribution to the Company's results for the year.

     Under the Plan, at the beginning of a fiscal year, the Committee establishes internal and external financial performance goals for the Company for that year. For 1999, the internal goal was for the Company's net operating income before securities transactions to exceed such income for 1998; the external goal was for the Company's net operating income before securities transactions (profits or losses on securities sales of banks or bank holding companies or their successors in which the Company has or had a 20% ownership interest are included as operating income), as a percent of average realized common equity, to exceed the average of such income, as a percent of average realized common equity, for a group of bank holding companies selected by the Committee. This comparison group is established annually based on common traits with the Company, such as asset size and geographic location. For 1999, there were ten Pennsylvania bank holding companies in this group. This group is subject to change as companies are acquired and is less diverse than the financial institutions in the Nasdaq Bank Stock Index included in the graph on page 13. The Committee believes that short-term financial performance should be measured against that of companies located in or near the Company's market area.

     At the end of each year, the Committee determines the extent to which the Company met the internal and external goals. If it met both goals, a bonus fund is determined by a formula set forth in the Plan. Under this formula, the size of the bonus fund is determined solely by the extent to which the Company exceeds its external goal. The maximum bonus fund is established if the Company met the external goal by 30% or more. If the Company does not meet either goal, there is no bonus fund.

     The Plan provides for a maximum cash bonus of 50% of base salary for the Company's Chairman and Chief Executive Officer and for its President. For other officers, the Plan provides, depending on their positions, maximum cash bonuses of 35% or 25% of base salary.

     Given the goal to provide incentives for retention of the Company's managers, the Plan also provides that each participant eligible for a maximum cash bonus of 50% or 35% also is awarded a bonus equal to one-third of his or her cash bonus, but this award is subject to a five-year mandatory deferral and risk of forfeiture. If, at the end of five years, the participant is still employed or has retired at age 60 or later, the participant becomes entitled to the amount of the deferred bonus plus interest, together with a matching contribution from the Company. The participant will forfeit the deferred bonus if he or she does not satisfy the requirements for a matching contribution, except in the case of death or a change in control of the Company.

     In 1999, the Company met both its internal and external financial performance goals, the latter by 38.6%. Based on the resulting size of the bonus fund, the number of Plan participants, and the Committee's subjective performance evaluations of Plan participants for 1999, including Mr. Jilk, the Committee awarded Mr. Jilk a cash bonus of $158,543 and a mandatory deferred bonus of $52,848. In evaluating Mr. Jilk's performance, the Committee noted the Company's record earnings in 1999 and Mr. Jilk's leadership in continuing to position the Company for long-term profitable growth.

     Stock Option Grants. The Committee grants stock options annually to executive officers and other key employees under the Officers' and Key
Employees' Stock Compensation Plan (the "Option Plan"). All options have an exercise price equal to 100% of the stock's fair market value on the date of grant. The goal has been, and is, to provide long-term incentive compensation through financial rewards dependent on future increases in the market value of the Company's stock, thus, encouraging management of the Company with a long-term perspective.

     In determining the number of options to be granted in 1999 to officers and employees, including the Company's executive officers, the Committee considered publicly available management compensation data (including data on options) about other bank holding companies, the number of options already held by executive officers and others, potential dilution, vesting requirements, the number of the Company's shares outstanding, and the financial performance of the Company to the date of grant. While the Committee considered this information, it did not apply any specific quantitative or qualitative criteria or assign any specific weights to these factors; the Committee made the grants subjectively in its best judgment. In 1999, the Committee granted stock options for a total of 255,904 shares or 1.44% of the Company's shares outstanding at December 31, 1998, including stock options for 44,314 shares granted to Mr. Jilk.

     Under the Option Plan, an option holder may exercise a stock option only to the extent it is vested. Options vest in 20% increments over a five-year period. If an option holder's employment with the Company terminates other than upon death or retirement at age 60 or later, non-vested options terminate.

     Tax Law. Under a federal income tax law adopted in 1993, compensation to executives of public companies in excess of $1 million per year that is not "performance-based" is not deductible for income tax purposes. Given the
Company's current executive compensation levels, the Committee does not anticipate this tax law will affect the Company, but the Committee will continue to monitor the situation. To the extent the Committee develops new executive compensation plans or programs, it intends to structure them so that compensation will be deemed "performance-based" under this income tax law.


                                John H. Body, Chairman       Kenneth A. Longacre
                                 J. Ralph Borneman, Jr.         Harold C. Wegman
                                    Frederick H. Gaige

Executive Compensation Summary

     The following table sets forth annual and long-term compensation for services in all capacities to the Company during the years 1997 through 1999 of those persons who were (i) the Company's Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 1999 (collectively the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                              -------------------------------
                                                   Annual Compensation              Awards            Payouts
                                            --------------------------------- ---------------------   -------
                                                                                         Securities
                                                                              Restricted Underlying
     Name and                                                    Other Annual    Stock    Options/     LTIP     All Other
     Principal                              Salary      Bonus(1) Compensation   Awards      SARs      Payouts Compensation
     Position                 Year            ($)          ($)        ($)         ($)        (#)        ($)        ($)
     ---------                ----          ------      -------- ------------   ------      ----      ------- ------------
        (a)                    (b)            (c)          (d)        (e)         (f)        (g)        (h)        (i)
Lawrence T. Jilk, Jr.         1999          320,220      211,391       0           0       44,314        0       72,882(2)
     Chief Executive          1998          305,314      201,325       0           0       49,278        0       66,639
     Officer                  1997          289,740      191,737       0           0       51,331        0       59,419

Wayne R. Weidner              1999          239,646      153,333       0           0       38,025        0       50,496(2)
     President                1998          206,923      143,333       0           0       42,240        0       45,518
                              1997          191,327      133,333       0           0       44,000        0       40,649

Garry D. Koch                 1999          132,199       58,333       0           0        7,875        0       20,480(2)
     Executive Vice           1998          124,738       58,333       0           0        7,500        0       18,711
     President of NPB         1997           98,997       46,667       0           0        8,750        0       11,819

Glenn E. Moyer (3)            1999          196,828       88,947       0           0       13,650(4)     0        5,000(2)
     Executive Vice
     President of NPB

Sharon L. Weaver              1999          120,470       53,667       0           0        7,350        0       17,245(2)
     Executive Vice           1998          108,108       51,333       0           0        7,000        0       12,864
     President of NPB         1997           96,371       44,800       0           0        8,125        0       11,616

----------
(1) Includes 25% mandatory deferral of total award under the Company's Executive Incentive Plan.

(2) Consists of 50% matching contributions by the Company under the Capital Accumulation Plan (a 401(k) plan) ($5,000 for Mr. Jilk, $5,000 for Mr. Weidner, $4,375 for Mr. Koch, $5,000 for Mr. Moyer and $5,000 for Ms. Weaver); Company's matching contribution with respect to previously awarded, mandatorily deferred amounts under the Company's Executive Incentive Plan paid in accordance with the Plan ($52,848 for Mr. Jilk, $38,333 for Mr. Weidner, $14,583 for Mr. Koch and $13,417 for Ms. Weaver); life insurance annual premiums of $4,260 and $4,400 for Messrs. Jilk and Weidner; and long-term disability insurance premiums of $4,118 and $1,512 for Messrs. Jilk and Weidner.

(3)  Mr. Moyer was not an employee of the Company in 1997 or 1998.

(4) Options for 6,300 of these shares were approved for Mr. Moyer in December 1998, contingent on closing of the Elverson National Bank acquisition. The acquisition closed on January 4, 1999.

Option Grants

     The following table summarizes certain information regarding option grants during fiscal 1999 to the named executives:

                      Option/SAR Grants in Last Fiscal Year

                                                               Individual Grants                           Grant Date Value
                                       ------------------------------------------------------------------  -----------------
                                        Number of                                                             Grant Date
                                       Securities        % of Total                                          Present Value
                                       Underlying          Options                                             Based on
                                         Options         Granted to        Exercise or                       Black-Scholes
                                       Granted(1)       Employees in      Base Price(2)                        Model(4)
       Name                                (#)           Fiscal Year        ($/Share)  Expiration Date(3)         ($)
       ----                                ---           -----------        ---------  ------------------         ---
        (a)                                (b)               (c)               (d)             (e)                (f)
Lawrence T. Jilk, Jr.                      44,314           15.90%            $25.33           1/1/10          $284,496
Wayne R. Weidner                           38,025           13.65%             25.33           1/1/10           244,121
Garry D. Koch                               7,875            2.83%             25.33           1/1/10            50,558
Glenn E. Moyer                              7,350            2.64%             25.33           1/1/10            47,187
                                            6,300(5)         2.26%             25.69           2/4/09            28,791
Sharon L. Weaver                            7,350            2.64%             25.33           1/1/10            47,187

----------
(1) Each option only becomes exercisable if the holder remains an employee after the grant date in accordance with the following vesting schedule: 20% per year on the first through fifth anniversary dates of grant. All amounts represent stock options; the Company's stock compensation plans do not provide for the issuance of stock appreciation rights.

(2) Under the terms of the Company's stock compensation plans, all options must be granted with an exercise price equal to the fair market value of the stock on the date of grant. The exercise price for an option must be paid in cash; an optionee exercising a non-qualified stock option may elect to surrender a percentage of the shares otherwise issuable to cover any required withholding taxes upon compliance with detailed procedural rules set forth in the plans.

(3) In the event of termination of employment other than for retirement at age 60 or later or death, or for "cause," the non-vested portion of any option will lapse immediately and the unexercised vested portion of any option will lapse no later than three months after termination of employment. In the event of termination of employment upon retirement at age 60 or later or death, the nonvested portion of any option will vest immediately and the option, to the extent remaining unexercised, will lapse no later than three years after termination of employment. In the event of termination of employment for "cause," all unexercised options lapse immediately.

(4) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of the Company's common stock options to be $6.42 per share under option. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of 17.0%, (b) a risk-free rate of return of 6.50%, which approximates the 9-year, zero- coupon Treasury bond rate, (c) the Company's average common shares dividend yield of 3.23% on the grant date, (d) an expected term of 8.98 years, and (e) an expected turnover of 5%.

(5) These options were approved for Mr. Moyer in December 1998, contingent on closing of the Elverson National Bank acquisition. The acquisition closed on January 4, 1999.

Option Exercises and Fiscal Year-End Option Values

     The following table summarizes certain information regarding exercises of stock options during fiscal 1999 and the value of outstanding options at the end of fiscal 1999 for the named executives:

                     Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                                                 Value of Unexercised
                                                              Number of Securities                    In-the-Money
                                                              Underlying Unexercised                  Options/SARs
                          Shares                              Options/SARs at FY-End                  at FY-End(2)
                        Acquired on                        ------------------------------     ------------------------------
                         Exercise       Value Realized(1)  Exercisable      Unexercisable     Exercisable      Unexercisable
       Name                 (#)                ($)             (#)               (#)              ($)               ($)
       ----              --------       -----------------  -----------      -------------     -----------      -------------
        (a)                 (b)                (c)             (d)               (e)              (f)               (g)
Lawrence T. Jilk, Jr.          0                   0         196,133           203,785       $1,543,117          $905,581
Wayne R. Weidner           9,925            $375,754         168,304           174,716        1,421,538           776,206
Garry D. Koch                  0                   0          24,472            29,840          200,978           108,267
Glenn E. Moyer                 0                   0          26,233            13,650          303,476                 0
Sharon L. Weaver           7,357              85,939           9,667            27,799           36,851           100,712

----------
(1) Represents the aggregate market value of the underlying common shares at the date of exercise minus the aggregate exercise price for options exercised.

(2) "In-the-Money Options" are stock options with respect to which the market value of the underlying common shares exceeded the exercise price at December 31, 1999. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying common shares on December 31, 1999.

Pension Plan

     The Company has a noncontributory, defined-benefit Pension Plan covering employees who have reached 20 1/2 years of age and completed 1,000 hours of service with the Company. The following table shows the annual retirement benefits payable under the plan in the form of a joint and survivor annuity for a range of compensation and years of service classifications. The amounts shown in the table are based on an employee who is presently age 65 and has had a constant salary for the past five years and are not subject to offset for social security or other amounts. As of December 31, 1999, Messrs. Jilk, Weidner, Koch, Moyer and Ms. Weaver were credited with 22, 37, 16, 0 and 21 years of service under the plan, respectively.

                               Pension Plan Table

                                                                Years of Service
                                 -----------------------------------------------------------------------------
               Salary               15               20                25               30                35
              ---------          -------           -------          -------           -------          -------
              $  75,000          $15,975           $21,300          $26,625           $31,950          $37,275
               $100,000          $22,538           $30,050          $37,563           $45,075          $52,588
               $125,000          $29,100           $38,800          $48,500           $58,200          $67,900
               $150,000          $35,663           $47,550          $59,438           $71,325          $83,213
               $175,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $200,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $225,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $250,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $275,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $300,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $325,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $350,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338
               $375,000 (1)      $38,288           $51,050          $63,813           $76,575          $89,338

----------
(1) Salary in excess of $160,000 is disregarded in determining a participant's retirement benefit. The 1999 compensation covered by the plan (all salary) for Messrs. Jilk, Weidner, Koch, Moyer and Ms. Weaver was $160,000, $160,000, $132,199, $160,000, and $120,470, respectively.

     The Company is also contractually obligated to provide Messrs. Jilk and Weidner with additional retirement benefits for a specified time period. See "Transactions with Management and Others" herein.

Performance Graphs

     The following two performance graphs compare the performance of the Company's common shares to the Nasdaq Stock Market Total Return Index and to the Nasdaq Bank Stock Index for the Company's last three and five fiscal years, respectively. The graphs assume that the value of the investment in the Company's common shares and each index was $100 at each of December 31, 1996 and December 31, 1994, respectively, and that all dividends were reinvested.

                   COMPARISON OF THREE-YEAR CUMULATIVE RETURN
     Among National Penn Bancshares, Nasdaq Stock Market Total Return Index,
                           & Nasdaq Bank Stock Index

   (The Performance Graph appears here. See the table below for plot points.)


                                                             December 31,
                                         1996            1997            1998            1999
                                         ----            ----            ----            ----
 National Penn Bancshares, Inc.           100             174             184             184
 Nasdaq Stock Market Total Return         100             123             172             312
 Nasdaq Bank Stocks                       100             169             166             160


                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
     Among National Penn Bancshares, Nasdaq Stock Market Total Return Index,
                           & Nasdaq Bank Stock Index


   (The Performance Graph appears here. See the table below for plot points.)


                                                                            December 31,
                                         1994            1995            1996            1997           1998            1999
                                         ----            ----            ----            ----           ----            ----
 National Penn Bancshares, Inc.           100             109             123             214            227             227
 Nasdaq Stock Market Total Return         100             141             174             214            300             543
 Nasdaq Bank Stocks                       100             149             197             332            326             314

Transactions with Management and Others

     The Company is a party to deferred compensation agreements with Lawrence T. Jilk, Jr. and Wayne R. Weidner. Each of these agreements will provide the executive with a retirement annuity of approximately 65% of his final average base salary for a specified 15-year period. If Messrs. Jilk and Weidner had retired at December 31, 1999, they would have been entitled to receive retirement annuities of $158,325 and $107,209 respectively, per year. These amounts would have included the retirement benefits payable to these executives under the Company's Pension Plan. The deferred compensation agreements also provide that, following a "change in control" (as defined in the agreements) of the Company or NPB, an executive whose employment is terminated without cause or who resigns following an adverse change in the terms of his employment, including reduction in title or responsibilities, reduction in compensation or benefits (except in the case of a reduction for all employees generally), failure to nominate the executive for election to the Board of Directors of the Company or NPB, reassignment of the executive beyond a thirty-minute commute from Boyertown, Pennsylvania, or increased travel requirements, will receive a lump-sum cash severance payment equal, generally, to 299% of the executive's average annual compensation for the five years preceding the change in control.

     The Company is also a party to "change-in-control" agreements with Garry D. Koch, Glenn E. Moyer, and Sharon L. Weaver. These agreements provide lump-sum cash severance benefits under the same circumstances as the deferred compensation agreements with Messrs. Jilk and Weidner. The benefits for Messrs. Koch and Moyer and for Ms. Weaver would be 200%, 299% and 200%, respectively, of the executive's average annual compensation for the five years preceding the change in control.

     Certain directors and officers of the Company, and the companies with which they are associated, are customers of, and during 1999 had banking transactions with, NPB in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans, and commitments to loan, involved in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of NPB's management, do not involve more than the normal risk of collection or present other unfavorable features. As of December 31, 1999, loans to officers, directors, and affiliates represented 2.6% of shareholders' equity in the Company.

     In February 2000, NPB applied to the Office of the Comptroller of the Currency for approval of a $100,000 investment in CountyCorner.com Inc. ("CC.com"). If approved and made, this investment will increase the Company's ownership from 4.58% to 8.75% of CC.com's common stock. CC.com is an electronic gateway (portal) company through which persons may gain access to various websites of third party vendors and the Internet in general. Patricia L. Langiotti, a Company and NPB director, owns 11.21% of CC.com's common stock and serves as a director, corporate secretary and consultant to CC.com. Edward A. Langiotti, her husband, owns 11.67% of CC.com's common stock and serves as a director of CC.com. In addition, Company and NPB directors John H. Body, J. Ralph Borneman, Jr. and Kenneth A. Longacre own .92%, .92% and 5.11%, respectively, of CC.com's common stock. The Company believes the amount to be paid by NPB is competitive with the amounts paid by others in similar sales.

Auditors

     Grant Thornton LLP, certified public accountants, conducted the Company's audit for 1999. Representatives of Grant Thornton LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Principal Shareholders

     The following table sets forth the persons or groups known by the Company to own more than 5% of its common shares as of March 1, 2000.

                 Name and Address                     Amount and Nature                   Percent of
               of Beneficial Owner                 of Beneficial Ownership               Common Shares
               -------------------                 -----------------------               -------------
             Investors Trust Company                     986,296(1)(2)                        5.6%
             2201 Ridgewood Road, #180
             Wyomissing, PA 19610

             James K. Overstreet                       1,866,643(3)                          10.5%
             315 Natlie Road
             Phoenixville, PA 19460

----------
(1) 508,901 of these shares are held by Investors Trust Company ("ITC"), a wholly-owned subsidiary of the Company, as trustee or executor on behalf of various trusts and estates. Pursuant to the provisions of the applicable governing instruments and/or in accordance with the applicable principles of fiduciary law, ITC has the right and power, exercisable alone, to vote and to dispose of 171,854 of these shares, and exercisable with a co-fiduciary, to vote and to dispose of 337,047 of these shares, so long as such action is in the best interest of such trust or estate and the beneficiaries or principals thereof.

(2) 367,299 of these shares are held by ITC as trustee under the Company's Capital Accumulation Plan. ITC has the right and power to vote these shares in accordance with Plan provisions and applicable law. ITC has the right and power to dispose of these shares only to the extent necessary to meet the liquidity needs of the Plan. In addition, ITC holds 110,096 of these shares without any power to vote or dispose of them.

(3) These shares are owned of record by persons or entities identified by Mr. Overstreet in filings made by him with regulatory authorities and with the Company, as being parties through which he holds common shares of the Company. 88,690 of these shares are held by Mr. Overstreet's wife, Evelyn
     M. Overstreet, and 11,207 owned by a limited partnership in which Mr. Overstreet is a partner.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, and/or written representations that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors, and greater-than-ten-percent beneficial owners were complied with.

Other Matters

     Management knows of no business other than as described above that is planned to be brought before the Meeting. Should any other matters arise, however, the persons named on the enclosed proxy will vote thereon according to their best judgment.

Shareholder Proposals for Next Annual Meeting

     Any shareholder proposal for consideration at the annual meeting of shareholders to be held in 2001 must be received by the Company at its principal offices not later than November 27, 2000, in order for it to be considered for inclusion in the Company's proxy materials relating to the 2000 annual meeting of shareholders. If the Company receives notice of any shareholder proposal after February 9, 2001, the persons named as proxies for the 2001 annual meeting of shareholders will have discretionary voting authority to vote on such proposal at that meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ Sandra L. Spayd
                                              SANDRA L. SPAYD
                                              Secretary

PROXY



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         NATIONAL PENN BANCSHARES, INC.

     The undersigned hereby appoints Earl Mutter, Harry D. Yoder and William M. Moeller proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on April 25, 2000 and at any adjournments or postponements thereof.


                          (Continued, and to be marked,
                      dated and signed, on the other side)

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposal 1.

1.   Election of Class I Directors:

     ___ FOR all nominees listed to the right (except as marked to the contrary).

     ___       WITHHOLD AUTHORITY to vote for all nominees listed to the right.

     NOMINEES: John H. Body, J. Ralph Borneman, Jr., Kenneth A. Longacre, Robert
     E. Rigg

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ___________________________________________________________________________


2. In their discretion, the proxy holders are authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.

     If you wish to supply the Company with your e-mail address, write it in the following space. _______________________________________________________________

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ____________________, 2000



___________________________
       (Signature)

___________________________
(Signature if held jointly)


PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

VOTING INSTRUCTION CARD



           THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE
              BOARD OF DIRECTORS OF NATIONAL PENN BANCSHARES, INC.


         This Voting Instruction Card serves to instruct Investors Trust Company, as trustee (the "Trustee") under the National Penn Bancshares, Inc. Capital Accumulation Plan (the "Plan"), to vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. ("NPB") entitled to be voted by the undersigned participant under the terms of such Plan with respect to the Annual Meeting of Shareholders of NPB to be held on April 25, 2000 and at any adjournments or postponements thereof.

         The undersigned, in giving such instructions, will act as named fiduciary for (i) such shares that have been allocated to the account of the undersigned, (ii) a proportionate share of such shares that have been allocated to the accounts of other participants in the Plan as to which the Trustee receives no instructions, and (iii) a proportionate share of such shares held in the Plan that have not been allocated to any participants in the Plan.





                          (Continued, and to be marked,
                      dated and signed, on the other side)

This voting instruction card when properly executed will be voted as instructed by the undersigned participant subject to applicable law. If no instructions are given, the shares allocated to the undersigned participant will be voted by the Trustee in accordance with the terms of the Plan and applicable law.


1.   Election of Class I Directors:

     ___ FOR all nominees listed to the right (except as marked to the contrary).

     ___  WITHHOLD AUTHORITY to vote for all nominees listed below.


     NOMINEES: John H. Body, J. Ralph Borneman, Jr., Kenneth A. Longacre, Robert E. Rigg

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ___________________________________________________________________________


2. In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears herein.



Dated: ____________________, 2000


___________________________
 (Signature of Participant)




PLEASE SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.